Exhibit 10.1

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

October 20, 2000

Foremost International Trading Co., Inc

(Party A)

TANGSHAN HUIDA CERAMIC GROUP CO. LTD.

(Party B)

· Agreement for Co-operations

This agreement is set forth by and between the following parties at the Economical Specific Zone of Shenzhen, Guandong Province, Peoples' Republic of China on October 20, 2000.

(1)	Foremost International Trading Co., Inc. (Party A)

An incorporation registered and established and legally existing in the State of New Jersey, United States of America

Legal Representative: Joe Chen

Address: 906 Murray Road, East Hanover, New Jersey, 07936, USA

(2)	TANGSHAN HUIDA CERAMIC GROUP CO., LTD (Party B)

An incorporation registered and established and legally existing at Fongnang City of Hebei Province, the Peoples' Republic of China.

Legal Representative; Wang, Hui-wen

Address; Huangezhuang Town, Fongnang City, Hebei Province

Forewords

(A)	That Party A is a distributor has successfully developed the markets for bathroom/sanitary porcelain products in the USA and Canada areas;

(B)	That Party B is a professional manufacturer and distributor for bathroom/sanitary porcelain products;

(C)	That for gaining higher commercial profits by manufacturing and vending the products suitable for the American and Canadian markets, both parties shall perform long term full scale co-operations to develop such markets.

Thus in accordance with the negotiation on the equal basis, Party A and Party B have established the following agreement as mutual abidance.

1.	Definitions

1.1	In the Content, Forewords and Attachments of this agreement, unless indicated expressively, the following terms shall be defined as:

'Type A products'	Indicating the products developed and designed by Party A, then providing to Party B with the entire design drawings/samples to assign Party B for the productions.

'Type B products'	Indicating the products originally provided by Party B and Party A initiates and provides the amended drawings/samples according to the requirements of American and Canadian Markets to assign Party B for productions.

'Type C products'	Indicating the products designed and manufactured all by Party 8.

'Third Party'	Indicating any other company or person except Party A and Party B nominated in this agreement.

'Company'	Indicating any format of company, enterprise, banking organization, joint-venture, partnership and/or other financial organization established in China or any other location.

'Person'	Indicating individual, company, any format of incorporate group or non-group incorporate or non-incorporate, entrust organization or any group, country or the branch department or any government or related organization.

'Original product'	Indicating the products that Party A had completed the entire design, sample ·commissioning and had initiated mass production before the effectiveness of this agreement.

'New product development'	Indicating the products that either Party A or Party B had completed the entire design, sample commissioning and had initiated mass production after the effectiveness of this agreement

'Design drawing'	Indicating the entire set of information including drawing, image and practical sample necessary for the production of certain product.

'Amended drawing'	Indicating the entire set of information including drawing, image and practical sample amended based on the original product according to the market requirements and is necessary for the production.

'Sample'	Indicating the product that has completed according to the design drawing/amended drawing for the use of sample.
Tel.: 886-2-25110180

'Product code'	Indicating the codes representing the size and specification for different products that regulated and agreed by both Party A and Party B thus for the convenience of communication between both parties, providing design drawings and amended drawings, samples, orders, productions and marketing.

'Major amendment'	Indicating that the current module is unable to be amended to fit the appearance, form and size specification according to the product design thus necessary to reproduce new modules.

2.	The catalogues and titles of the articles are only added for the convenience, they are not legally effective, shall neither influence any explanation of each article in this agreement

3.	Module, Sample

3.1	Expenses to develop module: According to the requirements of the design drawing/amended drawing, when there is a need of expense to reproduce a new module or fo·r major amendment, both Party A and Party B shall confirm such expenses according to the cost of module and Party A shall pay for the expenses as required by Party B

3.2	Subtraction of the expenses for module: If no more major amendment by Party A during the sample commissioning and after the delivery of samples by Party B, further the purchase by Party A to such product achieves 3000 sets (including 3000 ets), Party A shall not pay for the expenses for module; if already paid, Party B shall refund or subtract such amount from the payable order, if insufficient purchase to 3000 sets by Party A, Party B shall not refund such expenses for module.

3.3	Delivery of samples: Party B shall deliver the samples to Party A before the agreed timing in accordance with the practical manufacturing requirements.

4.	Protection for industrial propriety and business secrets

4.1	The industrial propriety formed by design, sample commissioning and manufacturing as well as the commercial secrets regarding specific technology of Type A and Type B products belong to Party A; Party B shall never apply nor authorize others to apply nor expose to others without the authorization by Party A;

4.2	The industrial propriety formed as well as the commercial secrets regarding specific technology of Type C products belong to Party B, Party A shall never apply nor authorize others to apply nor expose to others without the authorization by Party B;

4.3	When violating the regulations in article 4.1 and 4.2 by either Parties, the violating party shall be in full legal responsibilities and shall be claimed to pay for all loses might be caused to the other party.

4.4	The industrial propriety and commercial secrets for specific products shall be negotiated by Party A and Party B under other conditions.

5.	Trade Marks

According to the marketing requirements, Party A shall assign Party B to apply certain trade mark for related products with expressing descriptions in practical purchase order and contract; the. ordering amount of each single product with assigned trade mark shall reach 5000 pieces within a year, any disputation and legal responsibilities shall be claimed to Party A

6.	Certifications

In order to meet the requirements on American and Canadian markets as well as to reach the best development of marketing, various certifications for the production of products and the products themselves shall be obtained within the timing as agreed by both Party A and Party B, when failed to do so thus to cause the sales of the product not reaching the expected scale, the responsibilities shall be claimed to the failure.party.

7.	Manufacturing and sales

7.1	According to the market requirements, Party A shall give order to Party B on Type A and Type B products as to purchase the assigned production; without the prior authorization from Party A, Party B shall not manufacture such products, neither to sell or to assign any third party to sell nor to accept the production order for such products from any third party.

7.2	According to the market requirements, Party A shall give order to Party B on Type C products. In American and Canadian markets, Party A is the exclusive distributor for Type C products, Party B shall not authorize any third party or by itself the sale in the American and Canadian markets.

8.	Specific regulations

8.1	Since the effectiveness of this agreement, Party B shall not sign agreement with any third party regarding to authorize it to distribute those Type A, Type Band Type C products mentioned in this agreement in American and Canadian markets;

8.2	Party A guarantees that since the effectiveness of this agreement, the purchase amount from Party A to Party B shall achieve [***] within one year started since the first delivery of Party /\s order, the exclusive distributorship in American and Canadian markets of the next year shall be prolonged automatically when the purchase achieves to the guaranteed amount, the purchase amount for the coming year shall be discussed on other negotiation; if the purchase does not achieve the guaranteed amount, Party A and Party B shall initiate new discussion according to the market situations.

8.3	If Party A can not execute any purchase in 8 months, this agreement shall be annulled.

9.	Purchase

9.1	Product price and payment

Party A shall inquire the price according to the product codes, after quoted by Party B, Party A and Party B shall negotiate to confirm the final price. The payment conditions shall be listed in the order or purchase contract made between Party A and Party B.

9.2	Product quality

The products manufactured by Party B shall meet the requirements t? the ANSI of USA or CSA of Canada, such details shall be listed in the purchase order or contract by Party A.

If the product quality provided by Party B fails to meet the requirements of ANSI and/or CSA, based on the quantity unavailable to meet the requirements certified by the organization entrusted by both parties, the condemnation shall be demanded according to the practical situation.

Party A shall propose objection to Party B when discovering quality failure, Party B shall reply within 30 days, otherwise shall be deemed as agree with the quality failure, the necessary proof shall be negotiated between both parties.

9.3	Product quantity and consumption

Party B shall pack the products with suitable materials and loading the products into container thus to reduce the damage during the shipment. When damage happens, both parties shall discuss a resolution for the 5% damage uncovered by the insurance, Party A shall claim to the insurance agency for the damage beyond 5%; regarding the loading shortage, unless agreed by Party A with a prior notice, under the effective evidence provided by Party A, Party B shall be responsible to fully compensate the shortage and shall be claimed for the lost caused by shipment, taxes and other related procedures to Party A and/or Party /\s clients.

9.4	Term of delivery

Party A shall give the purchase orders or purchase contracts according to the manufacturing status of Party B, the date of delivery shall be confirmed by both parties, Party B guarantees to deliver on time. When expired for 14 days, Party A is authorized to fine Party B for 5%o of the total orde·r amount per day as the violation penalty, when expired for 21 days, except the violation penalty paid by Party B, Party A is also authorized to terminate the purchase order or contract. To the condition of force majeure to cause the late delivery, Party B shall notify Party A in 3 days since the condition initiated and negotiate with Party A for the postpone of delivery.

9.5	Purchase orders and contracts

Party A shall release the purchase order according to the American and Canadian market status for Party B to confirm, or to sign a purchase contract by both parties and Party B shall be responsible for the production of the purchase order or contract.

10.	Documents, delivery, liaison

10.1	It is agreed that during the execution of this agreement, all documents shall be provided in written including letters, fax and e-mail.

10.2	It is agreed that during the execution of this agreement, all documents shall be sent to the following destinations;

Party A: Foremost International Trading Co. Inc

Address: No. 39-2, Changan E. Road, sec. 1, Taipei City Tel.: 886-2-25371374

Fax; 886-2-2568 3874

E-mail; michaele@mailfittpo.com.tw

Party B: TANGSHAN HUIDA CERAMIC GROUP CO. LTD

Address: Huangezhuang Town, Fongnang City, Hebei Province Tel.: +86-315 8522541; 8523618

Fax: +86-315 852817

E-mail: huida@public.tsptt.he.en

10.3	It is agreed that during the execution of this agreement, the assigned liaison are Mr./Ms. CHEN, Ping/ HE, Kelan for Party A and Mr./Ms. WANG Yenching/XING jinrong for Party B.

11.	Integrity

This agreement and the documents including design drawings, amended drawings, and purchase order etc. formed during the execution of this agreement are parts of this agreement with the same legal effects.

12.	Jurisdiction

The set up, explanation, effectiveness execution and resolution for disputations of this agreement shall be judged by the law of the Peoples' Republic of China.

13.	Resolution for disputations

If any disputation aroused during the execution of this agreement shall be solved by negotiation, if in vain, both Party A and Party B agree to be arbitrated by the Shenzhen Branch of China Trade Arbitrating Committee for International Economic and Trading.

14.	Change, Annulations

Unless agreed by both Party A and Party B for the legal change or annulations, this agreement shall not be changed or annulled by either party.

15.	Effectiveness

This agreement shall become effective since signed by both parties.

16.	Legal effects

This agreement is made in quadruple that either Party A and Party B shall held 2 copies, each copy are of the same legal effects.

Foremost International Trading Co., Inc

Representative: (Signature), October, 20, 2000

TANGSHAN HUIDA CERAMIC GROUP CO. LTD.

Representative: (Signature), October 20, 2000